EXHIBIT 99.1

HEIDRICK & STRUGGLES

NEWS	FOR IMMEDIATE RELEASE

CONTACT:
Media:	Eric Sodorff	+1 312-496-1613 or esodorff@heidrick.com
Analysts:	Eileen Kamerick	+1 312-496-1557 or ekamerick@heidrick.com
	Todd Welu	+1 312-496-1637 or twelu@heidrick.com

HEIDRICK & STRUGGLES REPORTS INCREASES IN NET REVENUE

AND OPERATING MARGINS FOR 2004 THIRD QUARTER

CHICAGO (October 28, 2004)—Heidrick & Struggles International, Inc. (Nasdaq: HSII), the world’s premier executive search and leadership consulting firm, today announced a 19 percent increase in consolidated net revenue to $91.6 million in the 2004 third quarter from $76.9 million in the 2003 third quarter. Excluding the positive impact of exchange rate fluctuations of $2.7 million in the 2004 third quarter, which management believes provides a better comparison of operational performance, net revenue increased by approximately 16 percent from the 2003 third quarter. Consultant productivity increased as executive search revenue per consultant rose 30 percent from the 2003 third quarter to an annualized rate of $1.2 million in the 2004 third quarter.

Operating income in the 2004 third quarter was $8.2 million, compared to $3.3 million in the 2003 third quarter. The operating margin was 8.9 percent, compared to 4.3 percent in the 2003 third quarter.

Heidrick & Struggles also announced that its board of directors has authorized a $30 million stock repurchase program. The company plans to repurchase stock from time to time depending on market prices and other conditions.

“We are very pleased to report continued operating margin expansion and strong cash flow from ongoing operations,” said Thomas J. Friel, chairman and chief executive officer of Heidrick & Struggles. “We have been able to expand our operating margin while continuing to invest for the future. Looking forward, while we do not expect to expand the operating margin sequentially every quarter, our goal for 2005 is to reach an annual operating margin of at least 10 percent.”

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Added Friel: “We also are pleased to announce that our board of directors approved a $30 million stock repurchase program. Our strong 2004 operating results combined with the significant warrant monetization this quarter have allowed us to make the necessary business investments for the long term and still end the year with a healthy balance sheet and a significant projected cash balance. We believe the repurchase program is an effective means of enhancing shareholder value as we continue to build a profitable, sustainable business model.”

Net income was $62.1 million in the 2004 third quarter, compared to $1.1 million in the 2003 third quarter. Diluted earnings per share in the 2004 third quarter were $3.08, compared to $0.05 in the 2003 third quarter.

Significant Gain from Warrant Monetization

During the 2004 third quarter the company exercised warrants to purchase shares of Google Inc. (“Google”), and subsequently sold all these shares for net proceeds of $128.8 million. As a result, the company recognized a non-operating gain of $56.8 million, net of the consultants’ share of the gain and other costs. Excluding this gain, and taking into account the related impact on the effective tax rate, a comparison which management believes more appropriately reflects its core operations, net income would have been $6.5 million or $0.32 per diluted share.

Net income and earnings per share in 2004 include the benefit of an effective tax rate lower than the statutory rate, resulting primarily from the utilization of deferred tax assets for which a full valuation allowance was recorded in the 2003 fourth quarter.

Consolidated salaries and employee benefits expense in the 2004 third quarter was $60.4 million, up 18 percent from $51.1 million in the comparable quarter last year. The expense increase primarily was the result of bonus accruals that increase with higher revenue levels. Salaries and employee benefits expense as a percent of net revenue declined slightly to 65.9 percent in the 2004 third quarter compared to 66.5 percent in the 2003 third quarter.

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Consolidated general and administrative expense increased 9 percent to $23.0 million in the 2004 third quarter compared to $21.1 million in the 2003 third quarter as a result of selective investments in business development, marketing, and training programs. General and administrative expenses declined as a percent of net revenue to 25.1 percent in the 2004 third quarter compared to 27.4 percent in the 2003 third quarter.

In the 2004 third quarter, the number of confirmed executive searches increased 14 percent from the 2003 third quarter. As of September 30, 2004, the company employed 295 consultants, compared to 317 as of September 30, 2003.

The cash and cash equivalents balance at September 30, 2004 was $280.2 million, $170.0 million higher than one year ago, and $161.6 million higher than at the end of the 2004 second quarter. The cash and cash equivalents balance on September 30, 2004 includes $128.8 million of net proceeds from the sale of Google stock. Under the terms of agreements with the consultants involved in the 2001 Google executive search, the company is obligated to pay $70.8 million to the consultants, which is included in other accrued liabilities at September 30, 2004. Of these amounts, $53.1 million was paid in October 2004 and $17.7 million will be paid in the future under the terms of an existing deferred compensation plan.

Regional Review

Net revenue for the 2004 third quarter grew in each region compared to the 2003 third quarter, but the growth rates varied. Latin America grew 8 percent; Europe grew 16 percent; North America grew 17 percent; and Asia Pacific grew 63 percent. Each region was profitable, with 2004 third quarter operating margins of 4 percent in Europe, 13 percent in Latin America, 20 percent in Asia Pacific and 22 percent in North America.

In North America, the Financial Services, Consumer, and Technology practices reported the most significant net revenue increases in the 2004 third quarter compared to the 2003 third quarter, while the Professional Services practice posted the most significant decline. Some of the net revenue increases, particularly for board assignments and chief financial officer searches, are being driven by Sarbanes Oxley and other regulatory requirements that have significantly changed the standards for executives and board members at publicly listed companies.

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In Europe, excluding the positive impact of exchange rate fluctuations of $2.5 million, which management believes provides a better comparison of operational performance, net revenue increased by approximately 6 percent from the same quarter in 2003. Net revenue for the Financial Services and Consumer practices in Europe was strong in the 2004 third quarter compared to the 2003 third quarter, while the Technology practice reported the largest decline.

When compared to the prior year’s third quarter, total corporate expenses declined by $0.3 million, or 5 percent, to $5.8 million in the 2004 third quarter from $6.1 million in the 2003 third quarter.

Nine Month Results

For the nine months ended September 30, 2004, consolidated net revenue was $276.8 million, a 17 percent increase from $235.9 million for the first nine months of 2003. Excluding the positive impact of exchange rate fluctuations of $10.6 million, which management believes provides a better comparison of operational performance, net revenue for the nine months ended September 30, 2004, increased by approximately 13 percent compared to the same period last year. Operating income was $21.9 million, compared to an operating loss of $3.2 million last year. Operating income for the first nine months of 2003 included $8.0 million in separation and severance costs and $6.9 million in restructuring charges. For the nine months ended September 30, 2004, net income was $73.3 million, the operating margin was 7.9 percent and diluted earnings per share were $3.68. Excluding the 2004 third quarter Google stock gain, and taking into account the related impact on the effective tax rate, a comparison which management believes more appropriately reflects its core operations, net income for the nine months ended September 30, 2004 would have been $17.7 million or $0.89 per diluted share.

Outlook

“Our year-over-year net revenue growth has been strong during 2004, ranging from 13 percent to 20 percent each quarter. We still expect year-over-year growth in the fourth quarter, but at a more modest rate since last year’s fourth quarter revenue was stronger than is typical of seasonal hiring patterns due to a significant recovery in the executive search market in late 2003,” said Friel.

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For the 2004 fourth quarter, net revenue is anticipated to be in the range of $85 million to $90 million. At those net revenue levels, the company expects that diluted earnings per share for the fourth quarter would range from $0.10 to $0.20. These estimates assume a revised estimated effective tax rate of 8 percent. This tax rate estimate can be significantly impacted by country-level results, which vary from period to period, and by the timing of deferred tax asset valuation allowance reversals.

Webcast of Investor Call Available Today

The company will provide a real-time webcast of its investor call on Thursday, October 28, 2004 at 9:00 a.m. Central Time (Chicago) to review its 2004 third quarter financial results. The call will last up to one hour and will feature remarks by Thomas J. Friel, chairman and chief executive officer; Eileen A. Kamerick, chief financial officer; and Todd T. Welu, worldwide controller. The webcast will be available online, along with any slides accompanying management’s remarks, at www.heidrick.com or through CCBN’s individual investor center at www.companyboardroom.com. Listeners should log on approximately 10 minutes in advance to ensure they are set up to receive the webcast. A replay will be available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc. is the world’s premier provider of senior-level executive search and leadership services, including executive assessment and professional development. For 50 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe and Asia Pacific. For more information about Heidrick & Struggles, visit www.heidrick.com.

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Safe Harbor Statement

This news release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things, our ability to attract and retain qualified executive search consultants; the condition of the economies in the United States, Europe, or elsewhere; social or political instability in markets where we operate; price competition; an inability to achieve the planned cost savings from our cost-reduction initiatives; an inability to sublease or assign unused office space; our ability to realize our tax loss carryforwards; the mix of profit and loss by country; an impairment of our goodwill and other intangible assets; and delays in the development and/or implementation of new technology and systems. Our reports filed with the U.S. Securities and Exchange Commission also include information on factors that may affect the outcome of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Heidrick & Struggles International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended September 30,
	2004	2003	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$91,607	$76,941	$14,666	19.1%
Reimbursements	4,750	5,531	(781)	-14.1%

Total revenue	96,357	82,472	13,885	16.8%

Operating expenses:
Salaries and employee benefits	60,378	51,148	9,230	18.0%
General and administrative expenses	23,033	21,081	1,952	9.3%
Reimbursed expenses	4,750	5,531	(781)	-14.1%
Restructuring charges	—	1,413	(1,413)

Total operating expenses	88,161	79,173	8,988	11.4%

Operating income	8,196	3,299	4,897
Non-operating income (expense):
Interest income	671	383
Interest expense	(19)	(20)
Net realized and unrealized gains (losses) on equity and warrant portfolio (1)	56,445	199
Other, net	158	115

Net non-operating income	57,255	677

Income before income taxes (2)	65,451	3,976

Provision for income taxes	3,302	2,924

Net income	$62,149	$1,052

Basic earnings per common share	$3.25	$0.06
Basic weighted average common shares outstanding	19,124	18,261
Diluted earnings per common share	$3.08	$0.05
Diluted weighted average common shares outstanding	20,167	19,141

Salaries and employee benefits as a percentage of net revenue	65.9%	66.5%
General and administrative expense as a percentage of net revenue	25.1%	27.4%
Effective tax rate	5.0%	73.5%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

	Three Months Ended September 30,
	2004	2003	$ Change	% Change	2004 Margin *	2003 Margin *
Revenue:
North America	$49,947	$42,786	$7,161	16.7%
Latin America	3,569	3,299	270	8.2%
Europe	29,965	25,855	4,110	15.9%
Asia Pacific	8,126	5,001	3,125	62.5%

Revenue before reimbursements (net revenue)	91,607	76,941	14,666	19.1%
Reimbursements	4,750	5,531	(781)	-14.1%

Total revenue	$96,357	$82,472	$13,885	16.8%

Operating Income (Loss):
North America	$10,790	$11,987	$(1,197)	-10.0%	21.6%	28.0%
Latin America	450	598	(148)	-24.7%	12.6%	18.1%
Europe	1,139	(2,158)	3,297		3.8%
Asia Pacific	1,609	384	1,225		19.8%	7.7%

Total regions	13,988	10,811	3,177	29.4%	15.3%	14.1%
Corporate	(5,792)	(6,099)	307	5.0%

Operating income before restructuring charges	8,196	4,712	3,484	73.9%	8.9%	6.1%
Restructuring charges	—	(1,413)	1,413

Operating income (loss)	$8,196	$3,299	$4,897

*	Margin based on revenue before reimbursements (net revenue)

Heidrick & Struggles International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Nine Months Ended September 30,
	2004	2003	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$276,762	$235,926	$40,836	17.3%
Reimbursements	14,903	17,417	(2,514)	-14.4%

Total revenue	291,665	253,343	38,322	15.1%
Operating expenses:
Salaries and employee benefits (3)	188,046	168,215	19,831	11.8%
General and administrative expenses	66,804	64,041	2,763	4.3%
Reimbursed expenses	14,903	17,417	(2,514)	-14.4%
Restructuring charges (4)	—	6,913	(6,913)

Total operating expenses	269,753	256,586	13,167	5.1%

Operating income (loss)	21,912	(3,243)	25,155

Non-operating income (expense):
Interest income	1,366	1,343
Interest expense	(42)	(110)
Net realized and unrealized gains (losses) on equity and warrant portfolio (1)	56,967	447
Other, net	52	(1,022)

Net non-operating income	58,343	658

Income (loss) before income taxes	80,255	(2,585)

Provision for income taxes (2)	6,955	5,709

Net income (loss)	$73,300	$(8,294)

Basic earnings (loss) per common share	$3.88	$(0.46)
Basic weighted average common shares outstanding	18,872	18,186
Diluted earnings (loss) per common share	$3.68	$(0.46)
Diluted weighted average common shares outstanding	19,895	18,186

Salaries and employee benefits as a percentage of net revenue	67.9%	71.3%
General and administrative expense as a percentage of net revenue	24.1%	27.1%
Effective tax rate	8.7%	—

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

	Nine Months Ended September 30,
	2004	2003	$ Change	% Change	2004 Margin *	2003 Margin *
Revenue:

North America	$149,567	$129,332	$20,235	15.6%
Latin America	9,239	8,235	1,004	12.2%
Europe	94,544	82,293	12,251	14.9%
Asia Pacific	23,412	16,066	7,346	45.7%

Revenue before reimbursements (net revenue)	276,762	235,926	40,836	17.3%
Reimbursements	14,903	17,417	(2,514)	-14.4%

Total revenue	$291,665	$253,343	$38,322	15.1%

Operating Income (Loss):

North America	$31,532	$28,029	$3,503	12.5%	21.1%	21.7%
Latin America	498	578	(80)	-13.8%	5.4%	7.0%
Europe	2,501	(3,542)	6,043		2.6%
Asia Pacific	5,008	1,913	3,095		21.4%	11.9%

Total regions	39,539	26,978	12,561	46.6%	14.3%	11.4%
Corporate	(17,627)	(23,308)	5,681	24.4%

Operating income before restructuring charges	21,912	3,670	18,242		7.9%	1.6%
Restructuring charges	—	(6,913)	6,913

Operating income (loss)	$21,912	$(3,243)	$25,155

*	Margin based on revenue before reimbursements (net revenue)

Heidrick & Struggles International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2004	2003
Current assets:
Cash and cash equivalents	$280,231	$119,289
Accounts receivable, net of allowance for doubtful accounts	56,422	46,847
Other receivables	2,195	3,191
Prepaid expenses	9,099	9,022
Deferred income taxes	7,035	—

Total current assets	354,982	178,349

Property and equipment, net	28,348	33,466

Other non-current assets:
Assets designated for retirement and pension plans	28,840	28,751
Investments	3,331	2,842
Other non-current assets	3,552	4,226
Goodwill	48,622	48,627
Other intangible assets, net	7,109	7,771

Total other non-current assets	91,454	92,217

Total assets	$474,784	$304,032

Heidrick & Struggles International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2004	2003
Current liabilities:
Current maturities of long-term debt	$25	$568
Accounts payable	6,688	7,196
Accrued salaries and employee benefits	86,429	61,275
Other accrued liabilities	91,806	21,660
Current portion of accrued restructuring charges	10,830	18,090
Income taxes payable, net	13,035	4,349

Total current liabilities	208,813	113,138

Non-current liabilities:
Long-term debt, less current maturities	—	26
Retirement and pension plans	33,113	32,232
Non-current portion of accrued restructuring charges	22,100	27,698
Other non-current liabilities	5,694	4,729

Total non-current liabilities	60,907	64,685

Stockholders’ equity	205,064	126,209

Total liabilities and stockholders’ equity	$474,784	$304,032

Schedule Notes:
(1)	The Company receives warrants for equity securities in its client companies, in addition to its cash fee, for services rendered on some searches. In 2001, the Company received warrants to purchase 1,194,308 shares of Class B common stock of Google Inc. (“Google”) at a price of $0.30 per share issued in connection with recruitment fees. During the third quarter of 2004, the Company exercised the warrants and subsequently sold all the shares of common stock of Google that it held resulting in a realized gain of $56.8 million, net of the consultants’ share of the gain and other costs.

(2)	The Company’s income tax provision reflects an expense of $4.3 million for the nine months ended September 30, 2003, to reduce certain deferred tax assets, representing the excess of expense for accounting purposes over the deduction for tax purposes, required to be recorded upon the vesting of restricted stock units. Excluding the tax expense related to the reduction of deferred tax assets, the tax provision for the nine months ended September 30, 2003 was $1.4 million, primarily related to certain non-U.S. operations and the fact that the Company is not recording an income tax benefit on the losses of certain non-U.S. operations.

In the fourth quarter of 2003, the Company recorded a full valuation allowance against its net deferred tax assets. At that time, the Company anticipated that it would generate a loss in 2004 for U.S. income tax purposes, due primarily to the timing of tax deductions related to restructuring charges, and therefore, did not anticipate recording or paying any U.S. income tax in 2004. The Company would, however, continue to record and pay income tax expense for certain of its foreign operations.

As a result of the significant warrant monetization in the third quarter of 2004, the Company now expects that it will generate income in 2004 for U.S. income tax purposes. Accordingly, the Company determined that a lesser valuation allowance is required, relating to deferred tax assets that will be available for carryback to recover taxes paid in the current year, and recorded a $7.0 million reduction to the income tax expense and the valuation allowance.

(3)	During the second quarter of 2003, the Company recorded $5.2 million of expense related to the separation agreements of the former Chief Executive Officer and the former Chief Operating Officer and $2.8 million of other severance expense, primarily in Europe and North America.

(4)	In 2001, the Company began the restructuring of its business to better align costs with expected net revenue levels. During 2001, 2002 and 2003 the Company recorded restructuring charges of $53.2 million, $48.5 million and $29.4 million, respectively.

Included in these restructuring charges are $5.5 million and $1.4 million, recorded in the first and third quarters of 2003, respectively, to increase accruals for leased properties that had been identified as excess in previous office consolidation charges. The accruals were increased to reflect the expectation of longer vacancy periods due in part to weakness in the real estate markets in which leased properties are located. By segment, the restructuring charges recorded in the first nine months of 2003 are as follows: North America $1.8 million and Europe $5.1 million.